INSPECTED BY
No 4
EQUITY

MAY 2007

CKX, Inc.

Presentation to the Special Committee of the Board of Directors

Houlihan Lokey
Investment Banking Services
1930 Century Park West
Los Angeles, California 90067
310-553-8871
www.hlhz.com

Los Angeles New York Chicago San Francisco Washington, D.C. Minneapolis Dallas Atlanta London Paris Frankfurt Hong Kong

Houlihan Lokey

Table of Contents

	Tab
Executive Summary	1
Overview of Fairness Analyses	2
License Agreements	A
Flag Investment	B
Going-Private Transaction	C

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ExecutiveSummary

Houlihan Lokey

CKX

Executive Summary

TRANSACTION OVERVIEW – GOING-PRIVATE TRANSACTION

- We further understand that the CEO of the Company, Robert Sillerman, and the Chief Executive Officer of the Company's subsidiary, 19 Entertainment Limited, and a director and member of the Office of the Chair, Simon Fuller (together with their respective affiliates, and any other stockholder of the Company acting in a group in connection with the Going-Private Transaction, collectively "Affiliated Stockholders") may make an offer (the "Going Private Transaction") to acquire the shares of common stock not held by the Affiliated Shareholder.
- We further understand that Robert Sillerman is also a significant shareholder in Flag.
- The Flag Transaction and Going-Private Transaction are referred to collectively as the "Transactions."
- It is our understanding that the Transactions will be announced simultaneously.

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Houlihan Lokey

Executive Summary

ENGAGEMENT OVERVIEW

Houlihan Lokey Howard and Zukin has been retained to assist the Special Committee in negotiating the Transactions, and to provide opinions, as to whether:

- The cash consideration to be paid by the Company of $100 million and the value of the License Agreements to be granted to Flag by EPE and MAE in exchange for the 50 percent interest in Flag and the consideration to be received by the Company's subsidiaries pursuant to the License Agreements in the Flag Transaction are fair to the Company from a financial point of view; and

- The consideration to be received by the Company's stockholders (other than the Affiliated Stockholders) in the Going-Private Transaction is fair to them from a financial point of view.

It is important to note that all aspects of the Transactions are subject to negotiation. Furthermore, the financing for the Transactions have not yet been finalized.

The purpose of this presentation is to provide the Special Committee with an overview of the analysis we expect to complete with respect to the Transactions, and a summary of due diligence completed to date.

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OverviewofFairnessAnalyses

OverviewofFairnessAnalysesLicenseAgreementsFlagInvestmentGoing-Private Transaction

Houlihan Lokey

CKX

Going-Private Transaction

TRANSACTION OVERVIEW

- In connection with the Going-Private Transaction, we understand the Affiliated Shareholders may offer the Unaffiliated Shareholders of the Company consideration of $14 per common share.
- The going-private offer price of $14 per share represents a 35 percent and 28 percent premium over the one-day prior and thirty-day prior closing share prices of $10.35 and $10.90, respectively.
- Per preliminary discussions with company management, funding for the Going-Private Transaction will consist of approximately $800 million to $900 million of debt (including $500 million of bank debt and $300 million to $400 million of senior/mezzanine notes) and $600 million of equity.
- The Affiliated Stockholder would reinvest approximately $150 million (of a total of approximately $470 million) into the private company.

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Houlihan Lokey
CKX

Going-Private Transaction

IMPLIED STOCK PREMIUM ANALYSIS[1]

Implied Stock Premium	
Offer Price per Share	**$14.00**
1-Day Stock Price - As of May 18, 2007	$10.35
Implied 1-Day Stock Premium	**35.3%**
1-Week Stock Price	$10.39
Implied 1-Week Stock Premium	**34.8%**
1-Month Stock Price	$10.90
Implied 1-Month Stock Premium	**28.4%**
3-Month Stock Price	$11.62
Implied 1-Month Stock Premium	**20.5%**


50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
35.3%
34.8%
28.4%
20.5%
16.2%
15.6%
1 Day
5 Day
1 Month
3 Months
6 Months
1 Year

[1] *Based on the average stock price over the period as of May 18, 2007.*

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Houlihan Lokey
CKX

Going-Private Transaction

13E3 PREMIUM PAID ANALYSIS


13e3 Premium Analysis[1]
Stock Price Premium Median/Mean
Premium: 35.3% (2)
40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
15.9%
24.7%
16.7%
24.2%
17.2%
23.7%
1 Trading Day Median
1 Trading Day Mean
5 Trading Day Median
5 Trading Day Mean
20 Trading Day Median
20 Trading Day Mean

[1] *Based on the premium to stock price on 13e3 transactions filed with the SEC for the period of 1/2004 –5/2007.*
[2] *Implied one-day stock premium as of May 18, 2007.*

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Houlihan Lokey

Going-Private Transaction

COMPARABLE COMPANY AND TRANSACTION EBITDA MULTIPLES


24.0x
20.0x
16.0x
12.0x
8.0x
EV/EBITDA Multiple
11.0x
10.8x
9.7x
17.4x
12.9x
10.3x
13.9x
Diversified Media Companies Average 2006/2007/2008
Content Management Companies Average 2006/2007/2008
Precedent Transactions Average

[1] Diversified Media Companies include: CBS Corp., Walt Disney Co., LionsGate Entertainment Corp., News Corp., Time Warner Inc., Viacom, Inc.
[2] Content Management Companies include: DIC Entertainment Corp., 4 Kids Entertainment Inc., Marvel Entertainment Inc., CKx, Inc.

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Houlihan Lokey

CKX

Going-Private Transaction

Summary of Due Diligence Completed to Date

- We have reviewed the following documents provided by the Company:
  - Draft copy of the LLC Interest Purchase Agreement as of May 16, 2007
  - The Company's 2007 5-Year Forecast financial projections model
  - The Q1 2007 Financial Overview presentation for Board of Directors Meeting dated May 10, 2007
  - CKx Summary of Merger Agreement
- We have had the following conversations with management and other related third parties:
  - Tom Benson/Scott Frosch – discussed the Company's financial projections model and relevant supporting assumptions for each of the Company's divisions
  - Jason Horowitz – discussed structure and rationale for the Going-Private Transactions

Summary of Remaining Items Needed

- Final copy of the LLC Interest Purchase Agreement and supporting Going-Private Transaction documents and exhibits

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